SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                      ------------------------------------


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):    January 23, 2001
--------------------------------------------------------------------------------

                            MERRILL LYNCH & CO., INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

    Delaware                      1-7182                         13-2740599
------------------------- --------------------------- --------------------------
(State or Other                 (Commission                  (I.R.S. Employer
 Jurisdiction of                File Number)                 Identification No.)
 Incorporation)

4 World Financial Center, New York, New York                     10080
--------------------------------------------------------------------------------
(Address of Principal Executive Offices)                       (Zip Code)

Registrant's telephone number, including area code:        (212) 449-1000
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report.)

ITEM 5.  OTHER EVENTS
---------------------

Filed herewith is the Preliminary Unaudited Earnings Summary for the three months and the year ended December 29, 2000 and supplemental quarterly information for Merrill Lynch & Co., Inc. ("Merrill Lynch"), as contained in a press release dated January 23, 2001. The results of operations set forth therein for such periods are unaudited. All adjustments, consisting only of normal recurring accruals that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented, have been included. The nature of Merrill Lynch's business is such that the results for any interim period are not necessarily indicative of the results for a full year.

Preferred stockholders' equity, common stockholders' equity, long-term borrowings and preferred securities issued by subsidiaries as of December 29, 2000 were approximately $425 million, $17.9 billion, $70.2 billion, and $2.7 billion, respectively.

On January 23, 2001, Merrill Lynch reported record earnings of $3.8 billion for 2000, an increase of 41% from the previous record of $2.7 billion in 1999. Revenue records were achieved in every category and region. Earnings per common share were $4.69 basic and $4.11 diluted, compared with $3.52 basic and $3.11 diluted in the previous year.

The pre-tax profit margin for the full year was 21.3%, up from 18.8% in 1999 and the highest since 1993. The return on average common equity in 2000 was approximately 24.2%, compared with 23.8% in the prior year.

Net earnings for the quarter were $877 million, the highest fourth quarter ever, up 11% from the $793 million for the 1999 fourth quarter, which was the highest quarter of that year. Earnings per common share were $1.07 basic and $0.93 diluted, compared with $1.03 basic and $0.91 diluted in the 1999 fourth quarter. The pre-tax margin was 20.9%, compared with 20.0% in the fourth quarter of 1999.

BUSINESS SEGMENT REVIEW:
------------------------

CORPORATE AND INSTITUTIONAL CLIENT GROUP (CICG)
CICG achieved outstanding results in 2000. The fourth-quarter performance demonstrates Merrill Lynch's broad strengths across industry sectors, products, and regions. The results also highlight the capability of Merrill Lynch's leading equity franchise and the growth momentum in the equity origination and strategic advisory businesses.

     o Full-year pre-tax earnings were a record $3.9 billion, up 44% from 1999. Net revenues grew 28% from 1999, to $12.5 billion, while CICG's pre-tax margin was 30.9%, up from 27.6% in 1999.

     o Pre-tax earnings in the quarter were $749 million, up 10% from the 1999 fourth quarter, on net revenues of $2.8 billion. Fourth-quarter strategic advisory revenues were a record $435 million. CICG's pre-tax margin in the quarter was 26.5%.

     o Merrill Lynch retained its position as the leading underwriter of total debt and equity securities in both the US and global markets, with 2000 market shares of 14.8% and 12.5%, respectively, according to Thomson Financial Securities Data.

     o Merrill Lynch posted a strong performance in equity origination, ranking #2 in 2000 global equity and equity-linked with a 15.2% market share, the highest since 1993. Fourth-quarter market share was 21.1%, with strong performances in all regions.

     o CICG continued to leverage technology to extend leadership and expand services to clients in key markets. MLX MarketEdge was launched in Europe, delivering a global equity trading platform for retail broker-dealers. The application provides electronic access to about 15,000 European and US stocks with immediate execution and straight-through processing.


PRIVATE  CLIENT  GROUP
Led by a sharp improvement in US Private Client profitability, full-year and fourth-quarter earnings grew despite reduced retail transaction volumes in the fourth quarter. Steps taken earlier in the year to lower expenses in the US had a very positive impact on earnings. Growth in more stable revenues from asset-priced services also reduced the effect of adverse market conditions on Private Client results.

     o Full-year pre-tax earnings were a record $1.6 billion, up 17% from 1999. Private Client net revenues grew 14% from 1999, to $12.1 billion. The full-year pre-tax margin rose to 13.4%. The growth in full-year earnings was driven by strong results outside the US in the first quarter of the year and significantly reduced expenses in the US business in the second half.

     o Private Client pre-tax earnings in the quarter grew to $461 million, up 21% from the fourth quarter of 1999 and up 16% from the third quarter. The pre-tax margin in the quarter increased to 16.0% from 13.0% in the year-ago quarter. As a result of actions taken to reduce US expenses, Private Client's pre-tax earnings rose by 14% from the first half of the year to the second half in spite of increasingly challenging market conditions. The pre-tax margin in the second half of the year was three percentage points higher than in the first half.

     o Assets in client accounts were $1.7 trillion, including $1.5 trillion of assets in private client accounts, approximately equal to the year-ago level. Full-year 2000 net new money into private client accounts was a record $150 billion, of which $38 billion came in the fourth quarter. Assets in asset-priced accounts were $209 billion, up 24% from the end of 1999. US bank deposits grew to $55 billion, up from $38 billion at the end of the third quarter.

     o Outside the US, Merrill Lynch's private client business achieved net revenue and organic asset growth in excess of 20%. The international private client business continues to benefit from linkages with CICG and Merrill Lynch Investment Managers.

     o During the fourth quarter, Merrill Lynch's joint venture with HSBC launched online integrated investment and banking services in Canada and Australia. These services include world-class research, which was also introduced in the UK as a prelude to expanded service later this year.

     o Merrill Lynch's worldwide financial consultant force increased to 20,200.


MERRILL LYNCH INVESTMENT  MANAGERS (MLIM)
MLIM met its most important objective for 2000 -- substantially improving investment performance. Earnings and net new money inflows reached record levels. MLIM is realizing benefits from investments in people, product range expansion and business integration.

     o MLIM's full-year pre-tax earnings were $537 million. After adjusting 1999 results for a gain on the fourth-quarter sale of an interest in the Royal Bank of Scotland Trust Bank, these earnings were up 31% from 1999. On the same basis, net revenues grew 15% over the same period, to $2.5 billion, and the 2000 pre-tax margin was 21.6%, up from 19.1% in 1999.

     o Fourth-quarter pre-tax earnings were $149 million, down 10% from the adjusted fourth quarter of 1999. Net revenues were $655 million, up 7% from the adjusted year-ago quarter, despite the impact of market depreciation on assets under management in the fourth quarter. MLIM's pre-tax margin in the quarter was 22.7%.

     o Assets under management totaled $557 billion at year-end, including $12 billion of net inflows during the quarter after adjustment for money transferred into bank deposits. This marks the fifth consecutive quarter of positive flows into assets under management, and is the first quarter in which net flows were positive in all regions. Net inflows into assets under management were a record $33 billion in 2000.

     o In the US equity mutual fund market, 73% of MLIM assets performed above median in 2000, while nearly 50% of the assets were in first quartile funds. Performance was also strong in other key market segments.




FOURTH-QUARTER INCOME STATEMENT REVIEW:
---------------------------------------

REVENUES
Net revenues  were $6.3  billion,  up 4% from the 1999 fourth  quarter.

Commission revenues were $1.5 billion, down 11% from the 1999 fourth quarter, due primarily to a global decline in private client transaction volumes, particularly in equities and mutual funds. Over the past year, commission revenues have also been reduced by a significant shift in client assets from traditional transaction-priced accounts to asset-priced services.

Principal transaction revenues increased 36% from the fourth quarter of 1999, to $1.2 billion. The increase reflects higher institutional equity and derivative trading volumes, improved debt markets activity compared with the particularly slow pre-Y2K period, and some gains on Firm investments.

Underwriting revenues were $673 million, reflecting a 6% decline from the strong fourth quarter a year ago, primarily due to lower equity underwriting volumes. Strategic advisory revenues increased 6% to a quarterly record of $435 million, driven by an increase in completed merger and acquisition transactions.

Asset management and portfolio service fees rose 13% from the fourth quarter of 1999, reaching a record $1.5 billion, led by strong portfolio fees. Assets in asset-priced accounts have grown significantly during 2000, particularly those assets in Unlimited Advantage(Service Mark) and Merrill Lynch Consults(Registered Trademark) accounts.

Other revenues were $118 million, down 61% from the strong 1999 fourth quarter, as a result of lower gains on investments.

Net interest profit was $776 million, up 20% from the fourth quarter of the prior year. This increase was due to higher Private Client net interest and changes in the Firm's asset/liability mix.

EXPENSES
Compensation and benefits expenses increased 6% from the 1999 fourth quarter to $3.2 billion, as increased profitability led to higher incentive compensation. Compensation and benefits expenses were 50.4% of net revenues for the fourth quarter of 2000, and 51.3% for the full year, up slightly from the respective 1999 periods.

Non-compensation expenses were down 3% from the 1999 fourth quarter, and declined to 28.7% of net revenues from 30.8% in the fourth quarter of 1999. From 1999 to 2000, the full-year ratio of non-compensation expenses to net revenues fell by three percentage points, to 27.4%.

Details on changes in non-compensation expenses include:

     o communications and technology expenses were $610 million, up 12% from the fourth quarter of 1999, as some of the expenses saved in the third quarter were invested in technology development to extend leadership in equity markets and other businesses;

     o occupancy and related depreciation was $244 million, 4% lower than the 1999 fourth quarter;

     o advertising and market development expenses declined 5% from the fourth quarter of 1999 to $226 million, mainly due to lower levels of advertising than in the year-ago quarter;

     o brokerage, clearing, and exchange fees were $221 million, an increase of 2% from the 1999 fourth quarter, largely due to the execution and clearing of increased transaction volumes;

     o professional fees increased 7% from the fourth quarter of 1999 to $175 million;

     o    goodwill  amortization  was $55 million in the fourth quarter of 2000;
          and,

     o other expenses were $271 million, down 30% from the 1999 fourth quarter due to a reduction in provisions for various business matters.

Merrill Lynch's  annual effective tax rate was 30.4%.

Merrill Lynch may make or publish forward-looking statements about management expectations, strategic objectives, business prospects, anticipated financial performance, and other similar matters. A variety of factors, many of which are beyond Merrill Lynch's control, could cause actual results and experience to differ materially from the expectations expressed in these statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and potential competitors, the effect of current and future legislation or regulation, and additional factors described in Merrill Lynch's 1999 Annual Report on Form 10-K, which is available at the SEC's website, www.sec.gov. Merrill Lynch undertakes no responsibility to update or revise any forward-looking statements.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS
---------------------------------------------------------------------------

         (c)  Exhibits

              (99)   Additional Exhibits

                     (i) Preliminary Unaudited Earnings Summary for the three months and the year ended December 29, 2000 and supplemental information.




ITEM 9.  REGULATION FD DISCLOSURE
---------------------------------

As described in Merrill Lynch's Form 8-K dated January 18, 2001, a conference call to discuss Merrill Lynch's financial results took place on January 23, 2001 and was available to the general public via a live webcast on Merrill Lynch's Investor Relations website at www.ir.ml.com. Replay of the conference call will be available on the Investor Relations website.

                                    SIGNATURE
                                    ---------


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                                  MERRILL LYNCH & CO., INC.
                                            ------------------------------------
                                                        (Registrant)





                                            By: /s/ Thomas H. Patrick
                                            ------------------------------------
                                                    Thomas H. Patrick
                                                    Executive Vice President and
                                                    Chief Financial Officer


Date:    January 23, 2001

                                  EXHIBIT INDEX
                                  -------------



Exhibit No.    Description                                               Page
-----------    -----------                                               ----

(99)           Additional Exhibits

               (i)  Preliminary  Unaudited Earnings Summary for the      11-16
                    three months and the year ended December 29, 2000 and supplemental information.